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                                                                    EXHIBIT 23.2


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Paragon Health Network, Inc. Selected Historical Consolidated Financial Information" in the Proxy Statement (Form S-4/S-8) and related Prospectus of Paragon Health Network, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated December 10, 1997 with respect to the consolidated financial statements and schedule of Paragon Health Network, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP



Houston, Texas
June 12, 1998